Exhibit 16.1

[Ernst & Young LLP Letterhead]

February 11, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated February 8, 2011 of Independence Realty Trust, Inc. and are in agreement with the statements contained in the first two sentences in the first paragraph and the second, third and fourth paragraphs under Item 4.01(a) therein. We have no basis to agree or disagree with the other statements of the registrant contained therein.

/s/ Ernst & Young LLP